Exhibit 4.57.1

AMENDMENT NO. 1 TO VIP REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to VIP Registration Rights Agreement (this “Amendment”), dated as of the 28th day of August, 2003, by and among ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar (“Eco Telecom”), TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway (“Telenor”) and OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organized and existing under the laws of the Russian Federation (the “Company”).

WHEREAS, Eco Telecom, Telenor and the Company are parties to that Registration Rights Agreement, dated as of May 30, 2001 (the “Registration Rights Agreement”); and

WHEREAS, Eco Telecom, Telenor and the Company desire to amend the Registration Rights Agreement on the terms set forth herein.

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Unless otherwise expressly stated herein to the contrary, all provisions of the Registration Rights Agreement shall remain valid, binding and in effect as set forth in the Registration Rights Agreement, except as necessary to give effect to the matters set forth in this Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

2. The definition of “New Securities” in Section 1.01 of the Registration Rights Agreement shall be amended and restated in its entirety to read as follows:

“New Securities” shall mean any capital stock of the Company, whether or not authorized, and any rights, options, subscriptions, warrants, phantom stock rights or other contract rights to purchase or receive such capital stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for, such capital stock of the Company.

3. The phrase “provided that the conditions specified in Section 6.02(c) of the VIP-R Shareholders Agreement are met” in the last sentence of Section 5.02(c) of the Registration Rights Agreement is hereby deleted and replaced with the following:

“provided, that neither Telenor nor Eco Telecom (nor any of their respective Permitted Transferees) may pursue any such Opportunity more than twice prior to the second anniversary of the Closing; and provided, further, that the following conditions are met:

(i) Upon identifying any such Opportunity, the relevant Party shall promptly notify the Company thereof in writing, providing all relevant details to the Company;

(ii) The Company shall have a right of first refusal to pursue any such Opportunity, exercisable at no cost to the Company. The Board shall determine whether to exercise such right and pursue such Opportunity in accordance with the Management Regulations of the Company. If the Board determines that the Company should pursue such Opportunity, the Company shall, within fifteen (15) days of receipt of such notice from such Party, notify such Party that the Company has elected to exercise its right of first refusal in respect of such Opportunity. Thereafter, the Company may pursue such Opportunity as it shall, in its sole discretion, see fit, and such Party shall desist from pursuing such Opportunity;

(iii) If the Board determines that the Company should not pursue such Opportunity, the Company shall, within fifteen (15) days of receipt of such notice from such Party, notify such Party that the Company has elected not to exercise its right of first refusal in respect of such Opportunity. If such Party decides to pursue such Opportunity, it shall do so through a Russian special purpose vehicle established solely for the purpose of owning and developing such Opportunity. Such special purpose vehicle shall have financial statements audited in accordance with GAAP commencing from the date of its establishment prepared by an internationally recognized accounting firm. In such event:

(A) With respect to any Opportunity for which notice was given pursuant to Section 5.02(c)(i) prior to the second anniversary of the Closing, and with respect to any Opportunity in any subject (subyekt) of the Russian Federation in which the Company then holds a license to engage in the Business for which notice was given pursuant to Section 5.02(c)(i) on or after the second anniversary of the Closing, the Company shall have a call option in respect of all of such Party’s right, title and interest in and to the Opportunity, exercisable within three (3) years from the date of such Party’s notice to the Company pursuant to Section 5.02(c)(i) at an exercise price equal to the greater of the Fair Market Value of such Opportunity and the cost of acquiring and developing such Opportunity through the date of exercise of such call option as evidenced by documents provided by such Party to the Company; and

(B) With respect to any Opportunity for which notice was given pursuant to Section 5.02(c)(i) on or after the second anniversary of the Closing in any subject (subyekt) of the Russian Federation in which the Company does not then hold a license to engage in the Business, the Company shall have a call option in respect of all of such Party’s right, title and interest in and to the Opportunity, exercisable within two (2) years from the date of such Party’s notice to the Company pursuant to Section 5.02(c)(i), at an exercise price equal to the greater of the Fair

Market Value of such Opportunity and the cost of acquiring and developing such Opportunity through the date of exercise of such call option, as evidenced by documents provided by such Party to the Company;

provided, however, that if such Party decides to sell or otherwise dispose of such Opportunity prior to the expiration of the relevant call option period, such Party shall provide thirty (30) days’ prior written notice to the Company and the Company shall decide, prior to the expiration of such thirty (30) day period, whether to initiate the due diligence process set forth in Section 5.02(c)(iv) and thereafter, to exercise its call option in accordance with and subject to the terms described in this Section 5.02;

(iv) With respect to each call option described in Section 5.02(c)(iii), the Board shall determine whether to exercise such call option in accordance with the Management Regulations. If the Board determines that the Company should exercise such call option, the Company shall, at least ninety (90) days prior to the end of such two (2) year period or three (3) year period, as the case may be, notify such Party that, subject to due diligence, obtaining the necessary approvals from all Governmental and Regulatory Authorities and obtaining the representations and warranties, and guarantee set forth below, the Company wishes to exercise such call option. The Company shall have sixty (60) days to conduct a due diligence investigation in respect of such Opportunity, commencing on the date on which the Board notifies such Party of the Company’s wish to exercise such call option. Such Party shall cooperate with the Company in connection with such due diligence investigation and, upon request of the Company, its counsel, auditors or financial advisors, provide the Company with all documents and other information concerning such Opportunity. In addition, such Party agrees that it will not vote any of its Shares and/or New Securities (and, in the case of Eco Telecom, exercise any other rights provided hereunder) against the sale or issuance by the Company of any shares of capital stock (provided such Party is given the opportunity to participate on a pro rata basis in order to maintain its shareholding in the Company, and that such Party may make payment for such portion of the shares of capital stock of the Company by contributing the Opportunity (in whole or in part) to the Company (based on the Fair Market Value of the Opportunity)), or the borrowing by the Company of any public debt securities, in each case, the proceeds of which will be used to finance, directly or indirectly, the purchase of such Opportunity. If following such due diligence investigation the Company still wishes to exercise such call option, it shall, at least thirty (30) days prior to the end of such two (2) year period or three (3) year period, as the case may be, notify such Party thereof and instruct its counsel to prepare definitive documentation to effect the exercise of such call option, which definitive documentation will include the following:

(A) customary representations by the seller of the Opportunity and such Party substantially similar to those representations set forth on Schedule 5.02(c)(iv)(A);

(B) delivery of financial statements of the relevant Person, audited by an internationally recognized accounting firm in accordance with GAAP; and

(C) a guarantee by the General Guarantor under (and as defined in) the Eco Telecom Guarantee Agreement or by the Guarantor under (and as defined in) the Telenor Guarantee Agreement, as applicable, of the representations and warranties of the seller of the Opportunity and Eco Telecom or Telenor, as applicable, and performance by the seller of the Opportunity and Eco Telecom or Telenor, as applicable, of the covenants and other terms in connection with the sale of the Opportunity substantially in the form of Schedule 5.02(c)(iv)(C).

(v) If for any reason the Company has not exercised such call option due to the failure of such Party to meet the requirements set forth in Section 5.02(c)(iv) within ninety (90) days from the date the Company notified such Party of its election to exercise the call option with respect to such Opportunity, such Party shall promptly sell or otherwise dispose of such Opportunity to a third party which shall not be an Affiliate of such Party and shall not be a Direct Competitor; provided, that in any event, such sale or disposition shall be consummated within 18 months from the date of such notice by the Company to such Party;

(vi) For purposes hereof, the term “Direct Competitor” means, as at any date of determination, any Person, or any Controlling Person of such Person, or any Controlled Affiliate of any such Controlling Person (other than the Company or any of its Controlled Affiliates), which is engaged in, or proposes to engage in, the Business and which owns or controls a telecommunications license for the Business in the Moscow License Area or in any ten (10) subjects (subyekti) of the Russian Federation for which the Company or any of its Controlled Affiliates holds a telecommunications license for the Business; and

(vii) For purposes hereof, the term “Management Regulations” means the Management Regulations on the Procedure for the Company to Conclude Transactions with Interested Parties (Rukovodstvo o sdelkakh, v sovershenii kotorykh imeetsya zainteresovannost) adopted by the shareholders of the Company pursuant to Sections 9.2.15 and 9.2.19 of the Charter, as a supplement to the provisions set forth in the Charter which are applicable to such transactions, as the same may be amended by decisions of the shareholders of the Company.

4. The Registration Rights Agreement shall be amended by adding thereto new Schedules 5.02(c)(iv)(A) and Schedule 5.02(c)(iv)(C) in the form attached as Annexes A and B, respectively, to this Amendment.

5. The parties hereto acknowledge and agree that this Amendment shall become effective only upon (i) its execution by all parties hereto and (ii) the termination of the VIP-R Shareholders Agreement.

6. Except as herein provided, the Registration Rights Agreement shall remain unchanged and in full force and effect, and references in the Registration Rights Agreement to “this Agreement” (including indirect references such as “hereof”, “herein”, “thereof” and “therein”) shall be deemed to be references to the Registration Rights Agreement as amended hereby.

7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

8. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed by its duly authorized officer, effective as of the day and year first above written.

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

By:

Name: Jo Lunder
Title: CEO/General Director

By:

Name: Dmitriy Steshchenko
Title: Chief Accountant

ECO TELECOM LIMITED

By:

Name: Pavel Kulikov
Title: Attorney-in-Fact

TELENOR EAST INVEST AS

By:

Name: Fridtjof Rusten
Title: Attorney-in-Fact